Exhibit 99.1

Investor Relations SigmaTel, Inc. 512.381.3931 investor.relations@sigmatel.com http://www.sigmatel.com/investor-relations	Press Contact Nate Long, Marketing Communications Manager SigmaTel, Inc. 512.381.3913 nlong@sigmatel.com

SigmaTel Reports Record Revenues and Profits

AUSTIN, Texas – October 19, 2004 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog-intensive, mixed-signal integrated circuits, today announced third quarter results for the period ended September 30, 2004. Quarterly revenues were $48.1 million, up 47 percent from revenues of $32.7 million in the same period in the fiscal year 2003. Pro forma adjusted net income attributable to common stockholders for the third quarter of 2004 was $13.7 million, representing earnings of $0.37 per diluted share, compared to $7.4 million or $0.24 per diluted share in the third quarter of 2003.

Financial Results

Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the third quarter of 2004 was $17.3 million, resulting in GAAP diluted earnings per share for the quarter of $0.46. This compares to net income attributable to common stockholders of $1.2 million, or earnings per share of $0.04, in the third quarter of 2003. This GAAP net income attributable to common stockholders includes non-cash charges related to deferred stock-based compensation for both periods, a benefit for the reversal of a valuation allowance on a deferred tax asset recorded in the third quarter of 2004, and a one-time litigation settlement charge in the third quarter of 2003. These charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Revenues for the nine months ended September 30, 2004 were $116.2 million, up 78 percent from $65.3 million for the nine months ended September 30, 2003. Pro forma net income attributable to common stockholders for the nine months ended September 30, 2004 was $30.8 million, up from $0.3 million for the nine months ended September 30, 2003. GAAP net income attributable to common stockholders for the nine months ended September 30, 2004 was $33.1 million, up from a $6.9 million GAAP net loss attributable to common stockholders for the nine months ended September 30, 2003.

Beginning on July 27, 2004, SigmaTel repurchased 1,381,991 shares of SigmaTel common stock, or approximately four percent of the then-total shares outstanding, at an average per share price of $15.17.

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

As of September 30, 2004, SigmaTel reported cash and short-term investments of $117.6 million, which is up from the December 31, 2003 balance of $111.3 million, but after the use of $21 million for the stock repurchase, down from the June 30, 2004 balance of $128.8 million.

“SigmaTel once again achieved record revenues in the third quarter of 2004, with a world-class 27 percent operating income,” said Ron Edgerton, Chief Executive Officer and President. “We continue to expand our lead in the portable digital audio player and portable PC market segments due to innovative technology, new product introductions and solid execution throughout the company. Strategic actions taken during the quarter, including a well-executed stock repurchase and the quick introduction of a value-segment version of our leading portable digital audio solution, demonstrate the strength and agility of our organization.”

Business Summary

SigmaTel’s leadership in portable audio solutions continued during the quarter as customers including Degen, GoVideo, Perception Digital and Rio introduced ten new one-inch hard drive MP3 players based on SigmaTel’s D-Major™ solutions. During the third quarter, SigmaTel introduced the STMP3502 portable audio SoC, which is specifically targeted at low-cost MP3 players with FM capability. SigmaTel also announced that Rio has committed to using SigmaTel as its preferred supplier through 2006, including in the acclaimed Rio Carbon introduced in August.

During the third quarter, SigmaTel announced that it has adopted a new processor core from ARM Corporation. The particular core selected includes expanded memory capabilities and DSP extensions, giving SigmaTel the ability to address more demanding multimedia applications while still delivering exceptional low power performance. Implementation of this new technology will center on the next generation multimedia controller chip solution for 2005 portable multimedia player designs.

The C-Major audio codec business was highlighted during the third quarter with the announcement that SigmaTel has enabled audio functionality within the popular Motion Computing tablet PC. This tablet PC is targeted at an ultra-mobile work environment, such as healthcare, field-force automation and military, and emphasizes SigmaTel’s strength within power-sensitive portable solutions. The company is developing a full line of codecs based on Intel’s Azalia standard for high-definition audio, including its first 8-channel Azalia codec, which is expected to be in volume production during early 2005.

In the USB product area, SigmaTel announced the new GoChip MLC product that supports Renesas Technology’s MLC AG-AND and Toshiba’s MLC NAND flash, providing substantial improvements in storage density and system cost. SigmaTel also announced the world’s first USB-to-Infrared Bridge Controller featuring both USB 2.0 Hi-Speed and IrDA Very Fast Infrared (VFIR). Both new products are in production and the company expects revenues from each in early 2005.

SigmaTel reported that it added 27 employees to its workforce during the third quarter of 2004, primarily in the area of research and development in Austin, Texas, and to staff its newly-opened Asian engineering center in Hong Kong. As of September 30, 2004, SigmaTel employed 219 people, compared with 127 at this time last year. As a part of this continuing growth, during the fourth quarter SigmaTel will be moving the Austin headquarters to a larger office complex within one mile of the existing offices. Due to favorable real estate conditions, the company reports that it was able to nearly double its capacity at two-thirds the square foot cost of its existing facilities.

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

Business Outlook

“SigmaTel has enjoyed a period of tremendous growth during the last two years, reflected in our expanding product portfolio, customer base, employee headcount and revenues,” said Mr. Edgerton. “We anticipate continued growth, particularly among our portable audio solutions due to strength in global MP3 sales, the fast adoption of our value 3502 product in Asia and the continued ramp of our 3500 solutions into leading flash and hard-drive MP3 players. We expect healthy revenue and profit growth once again in the fourth quarter of 2004.”

Specific guidance for the fourth quarter of 2004:

•	Revenues are expected to be between $55.0 million and $60.0 million, vs. $35.0 million in the fourth quarter of 2003.

•	Gross margin is expected to be approximately 54 percent. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	GAAP net income is expected to be between $11.6 million and $13.5 million. This includes the amortization of non-cash deferred stock-based compensation of approximately $0.3 million, a one-time charge expected during the fourth quarter of $1.7 million related to the relocation of the corporate headquarters and a provision for income taxes at a rate of between 17 and 18 percent. Therefore, pro forma net income is expected to be between $13.4 million and $15.3 million. Under the previously used-rate in the provision for income taxes, this pro forma net income would be between $15.6 million and $17.9 million.

•	The diluted weighted average shares outstanding are expected to be approximately 38.3 million.

•	Pro forma EPS is expected to be between $0.35 and $0.40. Under the previously used-rate in the provision for income taxes, pro forma EPS would have been between $0.41 and $0.47.

Conference Call Today

A conference call will be held today, October 19, 2004, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor-relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21209661. These replays will be available through November 20, 2004.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor-relations@sigmatel.com, or on the Web at www.sigmatel.com/investor-relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003, April 20, 2004 and July 20, 2004, the Form 10-K that was filed on February 17, 2004, and the Form 10-Q that SigmaTel anticipates filing shortly covering the quarterly period ended September 30, 2004.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash and one-time charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q3 2004 earnings conference call can be found on the company’s website at www.sigmatel.com/investor-relations.

D-Major, C-Major, GoChip and Universal Jacks are trademarks and SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss) attributable to common stockholders as reported	$17,318	$1,169	$33,070	$(6,936)

Adjustment for dilutive items(1)	—	144	—	—

Net income (loss) attributable to common stockholders as adjusted for diluted earnings per share calculations	17,318	1,313	33,070	(6,936)

Pro forma adjustments:

Deferred stock-based compensation (tax effected)	424	1,785	1,821	2,868
Net benefit from release of deferred tax asset valuation allowance	(4,058)	—	(4,058)	—

Litigation settlement (tax effected)	—	4,320	—	4,320

Pro forma net income attributable to common stockholders	$13,684	$7,418	$30,833	$252

Diluted weighted average shares outstanding, as reported	37,381,964	29,536,606	38,013,192	6,487,232

Adjustment for dilutive items(1)	—	955,443	—	20,314,087

Diluted weighted average shares outstanding, pro forma	37,381,964	30,492,049	38,013,192	26,801,319

Diluted net income (loss) attributable to common stockholders per share, as reported	$0.46	$0.04	$0.87	$(1.07)

Diluted net income attributable to common stockholders per share, pro forma	$0.37	$0.24	$0.81	$0.01

(1)	Adjustment to net income attributable to common stockholders for dilutive items during three months ended September 30, 2003 is interest on Convertible Notes.
(2)	Adjustment to weighted average shares outstanding for three months ended September 30, 2003 is additional common shares for Convertible Notes; adjustment for nine months ended September 30, 2003 is additional shares for preferred stock, related warrants and miscellaneous options.

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues, net	$48,112	$32,706	$116,220	$65,254
Cost of goods sold	22,033	16,988	53,595	35,196

Gross Profit	26,079	15,718	62,625	30,058

Operating Expenses:
Research and development	8,603	4,674	21,856	12,490
Selling, general and administrative	3,964	2,716	10,466	6,971
Amortization of deferred stock-based compensation	424	1,860	1,821	2,988
Litigation settlement	—	4,500	—	4,500

Total operating expenses	12,991	13,750	34,143	26,949

Operating income	13,088	1,968	28,482	3,109

Other income (expense):
Interest income	446	22	1,140	44
Interest expense	(3)	(238)	(19)	(1,243)

Total other income (expense)	443	(216)	1,121	(1,199)

Income before income taxes	13,531	1,752	29,603	1,910

Income tax benefit (expense)	3,787	(70)	3,467	(78)

Net income	17,318	1,682	33,070	1,832
Deemed dividends on preferred stock	—	(513)	—	(8,768)

Net income (loss) attributable to common stockholders	$17,318	$1,169	$33,070	$(6,936)

BASIC NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.50	$0.15	$0.95	$(1.07)

DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.46	$0.04	$0.87	$(1.07)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) attributable to common stockholders per share	34,537,784	7,733,292	34,725,468	6,487,232
Diluted net income (loss) attributable to common stockholders per share	37,381,964	29,536,606	38,013,192	6,487,232

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$37,390	$61,841
Short-term investments	80,252	49,420
Accounts receivable, net	27,466	15,989
Inventories, net	13,591	9,904
Deferred tax asset	9,587	—
Prepaid expenses and other current assets	4,011	1,333

Total current assets	172,297	138,487

Property, equipment and software, net	4,256	3,792
Intangible assets, net	4,457	4,476
Other assets	526	122

Total assets	$181,536	$146,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,571	$13,466
Accrued payroll	2,137	870
Other accrued expenses	2,698	2,561
Deferred revenue	6,391	3,645
Current portion of capital lease obligations	54	48

Total current liabilities	25,851	20,590

Capital lease obligations, net of current portion	22	63
Other liabilities	115	116

Total liabilities	25,988	20,769

Stockholders’ equity:
Common stock, $.0001 par value; 170,000,000 shares authorized; shares issued and outstanding: 34,319,997 and 34,230,041 at 2004 and 34,270,961 and 34,181,005 at 2003, respectively	3	3
Additional paid-in capital	167,939	173,737
Notes receivable from stockholders	(7)	(115)
Deferred stock-based compensation	(1,618)	(3,678)
Treasury stock, 89,956 common shares, at cost	(741)	(741)
Accumulated deficit	(10,028)	(43,098)

Total stockholders’ equity	155,548	126,108

Total liabilities and stockholders’ equity	$181,536	$146,877

SIGMATEL REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$33,070	$1,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,567	2,705
Amortization of deferred stock-based compensation	1,821	2,988
Deferred income tax benefit	(9,587)	—
Tax benefit related to exercise of employee stock options	5,794	—
Other non-cash expenses	440	952
Changes in assets and liabilities:
Accounts receivable, net	(11,478)	(10,106)
Inventories, net	(3,687)	(5,760)
Prepaid expenses and other assets	(3,078)	(154)
Accounts payable	4,601	5,033
Accrued expenses	1,467	2,760
Deferred revenue and other liabilities	2,682	2,717

Net cash provided by operating activities	25,612	2,967

Cash flows from investing activities:
Maturities of short-term investments	63,251	—
Purchase of short-term investments	(94,369)	—
Purchase of property, equipment, software and intangible assets	(7,509)	(2,056)

Net cash used in investing activities	(38,627)	(2,056)

Cash flows from financing activities:
Proceeds from long-term debt	—	5,150
Repayments under revolving line of credit, net	—	(8,923)
Payments on long-term debt	—	(5,000)
Payments on capital lease obligations	(35)	(63)
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	8,090
Payments of interest on convertible notes	—	(1,564)
Proceeds from notes receivable from stockholders	109	144
Proceeds from issuance of common stock, net of issuance costs	9,511	101,529
Purchases of treasury stock	(21,021)	—

Net cash provided by (used in) financing activities	(11,436)	99,363

Net increase (decrease) in cash and cash equivalents	(24,451)	100,274
Cash and cash equivalents, beginning of period	61,841	2,859

Cash and cash equivalents, end of period	$37,390	$103,133